REPORT OF CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders and
Board of Trustees of
Alliance Municipal Trust

In planning and performing our audit of the financial statements of Alliance Municipal Trust, a series investment company consisting of the General Portfolio, New York Portfolio, California Portfolio, Con-necticut Portfolio, Virginia Portfolio, New Jersey Portfolio, Florida Portfolio and the Massachusetts Portfolio for the for the year ended June 30, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Alliance Municipal Trust is responsible for estab-lishing and maintaining internal control. In fulfilling this respon-sibility, estimates and judgments by management are required to as-sess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objec-tive of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and may not be detected. Also, projection of any evalua-tion of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses un-der standards established by the American Institute of Certified Pub-lic Accountants. A material weakness is a condition in which the de-sign or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in rela-tion to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 1999.

This report is intended solely for the information and use of manage-ment, the Board of Trustees of Alliance Municipal Trust and the Secu-rities and Exchange Commission.

McGladrey & Pullen, LLP
New York, New York
July 23, 1999